Exhibit 7c
Daniel H. Leever
c/o MacDermid, Incorporated
1401 Blake Street
Denver, Colorado 80202
December 15, 2006

To:	MDI Holdings, LLC
The Other Investors Listed on Schedule B

Re:	Acquisition of MacDermid, Incorporated
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among MDI Holdings, LLC, a Delaware limited liability company (“Parent”), Matrix Acquisition Corp., a Connecticut corporation (“Merger Sub”) and MacDermid, Incorporated, a Connecticut corporation (the “Company”), and pursuant to which Merger Sub, or its permitted assignees, will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.
     The undersigned hereby commits, subject to the conditions set forth herein, to subscribe for preferred units and common units of Parent (“Subscribed Units”) for aggregate consideration consisting of (i) the number of shares of Company Common Stock set forth on Schedule A (the “Committed Shares”) and (ii) proceeds from the Merger with an aggregate value as set forth on Schedule A (the “Committed Proceeds”), provided that the undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent other than the contribution of the Committed Shares and Committed Proceeds. The value of the Committed Shares and Committed Proceeds shall be used to purchase the Subscribed Units at the same per unit price and in the same proportions as the Guarantors are acquiring units. The obligation of the undersigned to fund the Committed Shares and Committed Proceeds (the “Commitment”) is subject to (a) the terms of this letter, and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and without waiver of any condition or amendment of the Merger Agreement that, in either case, is not consented to in writing by (1) the undersigned or (2) Court Square Capital Partners L.P. (“CSC”).
     This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (but only if Parent’s obligation pursuant to Section 2.2(a) of the Merger Agreement shall have been performed in full) and (b) termination of the Merger Agreement.
     The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms; (iii) the undersigned is the record and beneficial owner of the Committed Shares, free and clear of any lien or encumbrance (other than those arising under this letter) and has full and unrestricted power to dispose of all of such Committed Shares as contemplated by this letter without the consent or approval of, or any other action on the part of, any other Person; (iv) other than the filing by the undersigned of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the undersigned is a party or by which the undersigned or any of the Committed Shares may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned or the Committed Shares, or (4) results in a lien or encumbrance upon any of the Committed Shares; and (v) the undersigned has not entered into any share disposition, commitment or other agreement or arrangement that is inconsistent with this letter (including the Commitment). The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.
     The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of Parent and CSC, and any attempted assignment shall be null and void and of no force or effect. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned and approved in writing by CSC.
     This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.
     This letter may only be enforced by the addressees at the direction of CSC, so long as CSC is not in default of any of its respective obligations under its equity commitment letter and is ready, willing and able to consummate the Merger. Subject to the foregoing, Parent shall have no right to enforce this letter unless directed to do so by CSC in its sole discretion. Neither Parent’s creditors nor any other person shall have any right to enforce this letter or to cause Parent to enforce this letter.
     The Company’s remedies against the Guarantors under the Limited Guarantees shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Guarantors, including the undersigned, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its respective obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the undersigned’s breach of its obligations under this letter.
     This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of CSC. The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Proxy Statement, Schedule 13E-3 or any Schedule 13D filings by the undersigned.

     The parties hereto intend for the contribution of the Commitment by the undersigned to be treated as a rollover or other tax-free exchange (to the extent of stock received) under the Internal Revenue Code of 1986, as amended, and will treat such contribution as such for all tax purposes unless otherwise required by a change in applicable law.
     This letter may be executed in counterparts and by facsimile. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
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Very truly yours,

/s/ Daniel H. Leever

Daniel H. Leever
Accepted and Acknowledged:

MDI HOLDINGS, LLC

By:	/s/ Joseph M. Silvestri

Name: Joseph M. Silvestri
Title: President

Schedule A
Commitment
(a) 302,553 shares of Company Common Stock held in the name of Daniel Leever and 155,000 shares of Company Common Stock held by Daniel Leever in the Company’s 401(k) Plan with an aggregate value of $16,014,355
(b) Proceeds in connection with the Merger with respect to the disposition of restricted stock and options with an aggregate value of $3,985,645

Schedule B
Other Investors
Court Square Capital Partners, L.P.
Weston Presidio V, L.P.